Exhibit 99.1

COHU, INC. 12367 CROSTHWAITE CIRCLE POWAY, CA 92064 FAX (858) 848-8185 PHONE (858) 858-8100 www.cohu.com

Cohu to Acquire Spring Probe Company

POWAY, Calif., November 15, 2016, Cohu, Inc. (NASDAQ:COHU) today announced that it has agreed to acquire Kita Manufacturing Co. LTD. (Kita), a Japan-based company that designs, manufactures and sells spring probe contacts used in final test contactors, probe cards, PCB test boards and connectors sold to customers worldwide.

Luis A. Müller, Cohu President and Chief Executive Officer stated, “The acquisition of Kita adds key technology and manufacturing capability to our ITS business that, combined with our leading handler market share, enables significant growth in the $685 million contactor market. Kita has initiated a significant manufacturing capacity expansion in Osaka, Japan that will accelerate our plans.”

Kita’s current year sales are estimated to be $17 million. The purchase price is $15 million in cash to be funded out of Cohu’s existing cash reserves and the assumption of operating debt of $2.6 million net of cash acquired. The agreement also provides for up to $3 million of contingent earn-out cash consideration based on certain growth targets for revenue and profitability. The company will assume debt of $4.8 million associated with manufacturing capacity expansion in Osaka that is aligned with Cohu’s growth strategy. The transaction is subject to certain closing conditions and is expected to be completed during Cohu’s fiscal first quarter of 2017.

Following the acquisition, Kita will continue to be led by its current senior management team, including President Tomohiko Kita, and will combine with Cohu’s ITS contactor business unit to deliver a broad portfolio of solutions to customers.

Müller concluded “We are seeing opportunities to embed our thermal technology within contactors to better manage temperature and improve test yield. Kita offers an extensive portfolio of spring probes that are complementary to Cohu’s contactors and enable us to supply a total solution to our automotive and mobile customers. We expect this transaction to be accretive in 2017 and provide significant sales synergies.”

A conference call to discuss the acquisition will take place at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time, Wednesday, November 16, 2016. The call will be broadcast simultaneously over the Internet. Interested investors can access the webcast and accompanying slide presentation at www.cohu.com and click on “Investor Information” at least five minutes before the call begins. The webcast, slide presentation and transcript of the conference call will be archived on our website.

Forward Looking Statements:

Certain matters discussed in this release, including statements concerning the expected transaction completion date, anticipated operational and sales synergies to be gained from the acquisition, long-term benefits to Cohu stakeholders, the expected future operating results and anticipated EPS accretion from the acquisition, expectations concerning growth in sales and expansion in manufacturing infrastructure are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, our ability to successfully integrate acquired businesses and operations, our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment, failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems, our reliance on patents and intellectual property, compliance with U.S. export regulations, and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu's filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

About Cohu:

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors.

Contact Information:

Cohu: Jeffrey D. Jones – Investor Relations (858) 848-8106